EXHIBIT 5


                        Opinion of Klaus M. Belohoubek,
                 Vice President-General Counsel and Secretary
                                for the Company



                                January 24, 2000
                                     ----


Rollins Truck Leasing Corp.
P. O. Box 1791
Wilmington, Delaware 19899

Gentlemen:

          In connection with the Registration of $295,000,000 in principal amount of Collateral Trust Debentures (the "Debentures"), proposed to be issued by Rollins Truck Leasing Corp. (the "Company") under an Indenture, or Supplemental Indentures, between the Company and First Union National Bank, pursuant to the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, I have examined the proceedings heretofore taken, and am familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Debentures.

          It is my opinion that, subject to completion of the additional proceedings referred to above, the Debentures will, upon issuance and sale thereof in the manner described in the Registration Statement, be legally and validly issued and binding obligations of the Company.

          I consent to the use of this opinion as an exhibit to said Registration Statement, and I further consent to the use of my name under the caption "Legal Matters" in the Prospectus which is a part thereof.

                                        Very truly yours,



                                        /s/  Klaus M. Belohoubek
                                        ---------------------------------
                                        Klaus M. Belohoubek

KMB/s